FCI

Joint Development Agreement

This Agreement is made by and between:

FCI SA, a corporation of France, acting in its name and in the name and on behalf of its Affiliates,
having an office at , 53 rue de Chateaudun, 75311 Paris Cedex 09.

(Hereinafter referred to as "FCI")

And

Composite Technology Corporation , a corporation of California, in its name and on behalf of its Affiliates,
having an office at, 18881 Von Karmen Avenue, Suite 1630, Irvine, CA.

Hereinafter referred to as "CTC")

Witnesseth:

- Whereas CTC has expertise in "composites and high temperature operating conductor, hereinafter referred to as ACCC, and their manufacture" and is developing new conductors.
- Whereas FCI has expertise in the design and manufacture of connectors and conductor accessories and related components.
- Whereas FCI and CTC want to enter into a joint development program to develop and prototype splice connectors, deadend devices, vibration control devices and other related conductor hardware and devices for use on ACCC conductor and to develop a global supply agreement for those developments.

NOW, THEREFORE, and in consideration of the premises and covenants herein contained, both Parties agree as follows:

Article 1: Definitions

1.1. <u>"Affiliates" shall mean :</u> an entity which is controlled by a party hereto, and "control" means the direct or indirect ownership of more than 50% of the shares or interests entitled to vote for the directors thereof or the equivalent, for so long as such entitlement subsists, or equivalent power over management thereof.

1.2. "Agreement" shall mean: this document and any Annex as it now exists or may hereafter be amended, modified, supplemented or restated.

1.3. "Background Technology" shall mean: all inventions and discoveries, whether patentable or not, patents, patent applications, know-how and any other intellectual property rights owned, developed, licensed or acquired by either Party i) prior to the date of the signature by the respective party to this Agreement or ii) as a result of activities outside the Program.

1.4. "Confidential Information" shall mean: all information which is disclosed during the term of this Agreement to a recipient under circumstances which reasonably indicate that the information should be treated as confidential, and if (i) in the written or documentary form is marked to indicate that it is confidential, restricted or proprietary, or if (ii) orally or visually disclosed is indicated to be confidential at the time of disclosure and thereafter is outlined and confirmed to be confidential in a written memorandum to the recipient within thirty (30) days of the disclosure.

Information disclosed under the present Agreement shall not be deemed Confidential Information and the receiving Party shall have no obligation with respect to any information which:

- is already in the public domain or becomes available to the public through no breach of this Agreement by the receiving Party;
- was in the receiving Party's possession prior to the receipt from the disclosing Party as proven by its written records;
- is received by the receiving Party from a third party free to disclose such information to the receiving party;
- is subsequently independently developed by the receiving Party as proven by its written records; or
- is required to be disclosed by the receiving Party pursuant to any order or requirement of a court, administrative agency or any other governmental agency, provided that the receiving Party shall give the disclosing party prompt written notice of such order or requirement and an opportunity to contest or seek an appropriate protective order.

1.5. "Program" shall mean: the development and prototyping of Connector and Conductor Accessories to provide Electrical and Mechanical joints and terminations as well as vibration control and other related conductor accessories for Aluminium Conductor Composite Core, ACCC, as described in Annex 1.

1.6. "Connector and Conductor Accessories " shall mean: components for providing cable splices, terminations, mechanical deadend, vibration control devices, embedded monitoring devices for temperature, tension, or other conductor/connector attributes, and tower attachment hardware for high voltage, (HV) and EHV (Extra High Voltage) transmission line installations.

1.7. "FCI Foreground Technology " shall mean: all data and information (including but not limited to know-how, discoveries, inventions and intellectual property rights relating thereto) patentable or not related to any Electrical Joint, Deadend, or Vibration Control Device, or Monitoriing Device conceived solely or jointly by employees or agents of the Parties in performing activities in furtherance of the Program whether in writing, orally, in the form of any documentary or electronic form and/or samples, models, if any.

1.8. "Party" shall mean: either FCI or CTC and "Parties" shall mean FCI and CTC.

1.9. "ACCC" shall mean: All configurations of Aluminum Conductor Compostie Core cable.

1.10. "CTC Foreground Technology" shall mean all data and information (including but no limited to know-how, discoveries, inventions and intellectual property rights relating thereto) patentable or not, related to the design, construction and fabrication of ACCC, and any Electrical Joint, Deadend, or Vibration Control Device, or Monitoring Device conceived by employees or agents of the Parties in performing activities in furtherance of the Program whether in writing, orally, in the form of any documentary or electronic form and/or samples, models, if any.

1.11 A "Joint Invention" means any invention, whether patentable or not, which is jointly conceived by employees or agents of both parties while carrying out activities in furtherance of the Project, for use with or incorporation into any products and that is not a CTC Invention or an FCI Invention

Article 2: Purpose of Agreement

2.1 The purpose of this Agreement is to define the terms and conditions of the collaboration between the Parties for the performance of the Program and to define a global business plan for product marketing for the future.

Article 3 : Development Phase

3.1. CTC and FCI shall cooperate in order to execute the Development. The work shall be split between the Parties as described as in Annex 1 to this Agreement.

3.2. Both Parties shall devote the necessary resources, time and personnel to actively and effectively perform the Program according to the provisions of Annex 1 with a commercially reasonable standard of care and diligence as normally used by firms working in the field of connectors and conductors.

3.3. Promptly after signing this Agreement, CTC shall provide FCI with all information relative to the conductor, structure, strength analysis, previous prototyping of connection devicies and embedded monitoring proposed for use in the Program .
In the course of the Program, each Party shall disclose to the other on a regular basis but not less than monthly all information obtained within the implementation of the steps defined in Annex 1 and reasonably requested for the conduct of the Development hereunder.

3.4. The Parties shall each appoint a person to supervise and coordinate that Party's efforts for the Program. All communications regarding the Program shall be directed to and through these persons, who shall stay in regular contact in order to evaluate the progress of the Program. The persons in charge of the supervision and co-ordination of the Program are the following :

For FCI: Chris Chadbourne, Manager Connector Engineering

For CTC:

The Parties will inform each other by written notice of any substitution, addition or deletion of responsible persons.

CTC
Article 4: Liability

4.1 During any visit by CTC directors, officers, agents, employees, or servants to FCI facilities, such directors, officers, agents, employees, and servants shall observe such safety rules and other regulations as have been established by FCI at such facilities. CTC agrees to and does hereby indemnify, save and hold harmless FCI and its directors, officers, agents, employees, and servants from and against any and all loss, cost, expense or liability, howsoever arising, by reason of death, injury or loss suffered by, or any claim brought by or on behalf of any such director, officers, agent, employee, or servant of PARTENR in the course of any such visit to facilities of FCI pursuant to the provisions of this Agreement. CTC hereby agrees also to indemnify and hold FCI and its directors, officers, agents, employees, and servants harmless for any and all property damage, environmental damage, business interruption, and any other damages resulting from any incident occurring at CTC's facility during activities undertaken pursuant to the provisions of this Agreement.

4.2. During any visit by FCI directors, officers, agents, employees, or servants to CTC facilities, such directors, officers, agents, employees, and servants shall observe such safety rules and other regulations as have been established by CTC at such facilities. FCI agrees to and does hereby indemnify, save and hold harmless CTC and its directors, officers, agents, employees, and servants from and against any and all loss, cost, expense or liability, howsoever arising, by reason of death, injury or loss suffered by, or any claim brought by or on behalf of any director, officers, agent, employee, or servant of FCI in the course of any such visit of CTC's facilities pursuant to the provisions of this Agreement. FCI hereby agrees also to indemnify and hold CTC and its directors, officers, agents, employees, and servants harmless for any and all property damage, environmental damage, business interruption, and any other damages resulting from any incident occurring at a FCI's facility during activities undertaken pursuant to the provisions of this Agreement.

4.3 In no event and under no circumstances, product liability, gross negligence or otherwise), whether based on breach of contract or in tort (including without limitation, negligence, strict liability product liability, gross negligence, or otherwise) under any warranty or otherwise shall either Party be liable to any person or entity (including the other Party) for damages caused by reason of unavailability of plant, plant outage, plant shutdowns or service interruptions, loss of use of equipment , loss of profits or revenues, cost of purchased or replacement parts, cost of capital or any other special, incidental, indirect or consequential loss or damage of any nature whatsoever arising from any activity undertaken pursuant to this Agreement.

4.4 Notwithstanding anything to the contrary, each Party's total cumulative liability arising out or in connection with this Agreement from any cause whatsoever, whether based on breach of contract or in tort (including without limitation, negligence, strict liability, product liability, gross negligence or otherwise) under

any warranty, or otherwise to indemnify or reimburse the other Party shall not exceed ....

Article 5: Force majeure

5.1 No Party shall be responsible for the default in the performance of any of its obligations under the Agreement to the extent that the performance of any such obligation is hindered, prevented or delayed by force majeure. Force majeure shall mean any existing or future cause occurring from circumstances beyond a party's reasonable control including but not limited to acts of God, storm, flood, earthquake, fire, riot, civil commotion, sabotage, incendiaries, embargo, prohibition of trade, strike, lock-out or any combination of workmen which may interfere with the commencement or progress of the work, effects of energy shortage, major equipment breakdown, delays in the dispatch of equipment or in the transport of the same from causes listed herein as force majeure, interference by civil or military authorities, acts, regulations or orders of any governmental authority (including delay or failure to issue licences, permits or authorisations of any kind whatsoever), acts of war (declared or undeclared), hostilities, acts or failure to act of the other Party. Both Parties shall keep each other informed of any delays of such type and shall use their reasonable efforts to minimize and mitigate the effects of such delays.

5.2. Promptly upon the discovery of the occurrence of any of such causes, the Party invoking the Force Majeure case shall give to the other Party written notice thereof and thereupon the contractual dates of completion for the Development shall be extended by a period of time as is reasonably necessary to reflect the effect of the delay.

5.3. If this period of time exceeds more than four (4) months both Parties shall meet and try in good faith to find an amicable solution. If no such solution is obtained within one (1) month, either Party may immediately terminate the present Agreement.

Article 6: Intellectual property rights and ownership

6.1 All Background Technology used in connection with the Program shall remain the exclusive property of the Party owning or controlling it . Therefore, FCI Background Technology shall remain the exclusive property of FCI and all CTC Background Technology shall remain the exclusive property of CTC.

6.2 FCI shall own all right, title and interest in and to FCI Foreground Technology. FCI shall have the sole discretion to file patent application(s) with respect to FCI Foreground Technology.

CTC shall own all right, title and interest in and to CTC Foreground Technology. CTC shall have the sole discretion to file patent application(s) with respect to CTC Foreground Technology.

Each Party shall inform the other Party promptly and in writing of any patent application filed in accordance with the terms of this section.

Each Party shall, upon the other Party's request fully co-operate in and shall do all necessary acts including but not limited to signing or having its employees or agents sign all and provide all, document and, information which may be required for the purpose of filing, prosecuting or otherwise perfecting the filing Party's rights to inventions covered on any patent application. All reasonable out-of-pocket expenses, duly documented, incurred by the Party giving such assistance will be reimbursed by the other Party.

CTC

6.3 Nothing in section shall be construed to grant any right or licence under the Party's Background Technology or any trademarks or tradenames whether registered or not, to the other Party.

6.4 Each Party represents that it has, or will have prior to commencement of the Program, valid and sufficient arrangements and agreements with its employees (which term shall include researchers, agents, consultants and subcontractors) such that the ownership of the intellectual property rights in and to inventions made by its employees engaged in Program activities vest in the employer.

6.5 Joint Inventions shall be jointly owned by FCI, or a FCI Affiliate, as FCI elects and CTC. Neither party shall be entitled to grant any license of any rights in such Joint Invention to any Third Party without the other party's prior written consent. Either party may make, have made, use, sell and sublicense to Affiliates a Joint Invention, however, no rights are granted to any other intellectual property rights a solely held Party. The parties shall, promptly after a Joint Invention is made, determine a mutually acceptable patent application filing program.

Each party agrees to notify the other in writing of any Joint Invention made pursuant to this Agreement, promptly after the reduction to practice thereof.

Article 7: Confidentiality

In course of the performance of the Development it may be necessary for FCI and CTC to disclose to each other certain Confidential Information. CTC or FCI's acceptance and use of such Confidential Information shall be subject to the following:

7.1. The Confidential Information of the receiving Party shall be used for the sole purpose of this Agreement.

7.2 The Confidential Information, if in written or other tangible form, must be marked or designated in writing by the disclosing Party with a notice indicating its proprietary or confidential nature, and if in oral of visual form, must be identified as confidential at the time of disclosure, with a summary thereof reduced to writing and delivered to the receiving Party within thirty (30) days from the disclosure of such Confidential Information.

7.3. The Parties shall not copy or duplicate Confidential Information in whole or in part, except as necessary for the purpose of this Agreement.

7.4. The receiving Party shall use the same degree of care it uses for its own Confidential Information but in no event less than a reasonable degree of care., and shall take all reasonable precautions to prevent the disclosure the Confidential Information to its personnel who have no need to have access to the Confidential Information or to entities or to individuals outside its organization without the prior written permission of the disclosing Party. Notwithstanding the foregoing, FCI will have the right to disclose Confidential Information to its Affiliates and such Affiliates have a need to know for the purpose of carrying out the Development. FCI shall be responsible for the observance and proper performance by all of its Affiliates of the terms and conditions of this Agreement.

7.5. The receiving Party agrees to return all Confidential Information to the disclosing Party upon the written request of the Disclosing Party .

7.6 The confidentiality obligation with respect to any Confidential Information shall remain in force during the term of this Agreement and for a period of ten (10) years from the date of first disclosure.

Article 8: Publicity and publication

8.1 Prior written permission of an authorized representative of the Parties shall be required in order to use the name of CTC or FCI, as the case may be, or of any member of the other Party's staff or disclose the terms, conditions or provisions of this Agreement in any sales promotion activity, advertising or other form of publicity.

8.2 Publication of any information relating to the Program must be approved by both Parties prior to such publication. In case the Party being asked to give its approval to the publication has not responded to the other Party's request within three (3) weeks after the receipt of the intended publication, the requesting Party may proceed to such publication.

8.3. In the event that either Party decides to file a patent application(s) covering any of its Foreground Technology, the filing party shall be entitled to include therein any CTC Confidential Information of the other Party required for purposes of completeness of such patent applications but shall refrain from publishing or disclosing such Confidential Information for a period of eighteen (18) months from the date of filing any such patent application, to the extent that Confidential Information relates to the content of FCI's patent application(s).

Article 9: Costs of the Development

9.1 Except as otherwise provided, each Party shall respectively bear its own costs and expenses in carrying out the Program and any of its obligations under this Agreement.

Article 10: Term of the Agreement

10.1 This Agreement will enter into force at the date of signature by the last signing Party, and will remain in force for the duration of the Development as per the Schedule defined in Annex 1.

Article 11: Termination

11.1 Either Party shall have the right to terminate this agreement, upon thirty (30) days written notice to the other party; if in the terminating party's sole discretion the results of the Program are insufficient to meet its reasonable business objectives.

11.2. Either Party shall have the right to terminate this Agreement for any material breach of any its obligations under the provisions of the Articles of this Agreement by the other Party , provided that a sixty (60) days notice is given in writing to the defaulting Party and such breach has not been remedied prior to the expiration of such notice period.

11.3. This Agreement shall be automatically terminated if the other Party is dissolved or liquidated, files or has filed against it a petition under any bankruptcy or insolvency law, makes an assignment for the benefit of its creditors or has a receiver appointed for all or substantially all its property.

11.4. Notwithstanding termination pursuant to sections 11.1, 11.2., or 11.3 the terms, conditions and obligations contained in the Articles 6, 7, 8 and 13 shall survive the expiration or termination of the Agreement.

Article 12: Commercial Phase

12.1 Should the Program be successful and if either party decides to manufacture and sell products embodying its Foreground Technology FCI and CTC will negotiate in good faith separate supply contract setting forth the terms and conditions for the supply of such products.

Article 13: Miscellaneous

13.1 Severability. The invalidity or unenforceability of one provision of this Agreement will not cause the invalidity of the whole Agreement. The Parties will in such case agree on a substitution of such invalid or unenforceable provision, resembling as closely as possible the original intent of the Parties upon entering this Agreement.

13.2 Amendments. Any agreement to change the terms of the Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the Parties hereto.

13.3. Waiver. No waiver of any default hereunder by either Party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any provision hereof.

13.4. Headings. Headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

13.5 Arbitration. All disputes between the Parties in connection with this Agreement shall first be discussed in good faith between the Parties in order to try to find an amicable solution prior to any resort to judicial action. If no solution can be found to settle the dispute within sixty (60) days after giving notice to the defaulting Party, then the dispute shall be finally settled by arbitration to be held in Paris (France) under the Rules of Arbitration of the International Chamber of Commerce (ICC, Paris, France).
The award shall be final and binding on the parties hereto and enforceable in any court of competent jurisdiction.
Communications and arbitration proceedings shall be conducted in English language.

13.6. Applicable law. The validity, performance and all maters relating to this Agreement shall be governed and construed in accordance with French law, with the exception of any law relating to conflicts of laws incompatible with this choice of law.

13.7 Integration: The making, execution and delivery of this Agreement, have been induced by no representations, statements, warranties or agreements other than those herein expressed. It is being understood that this Agreement does not create a joint venture, partnership or other legal entity between the Parties. This Agreement embodies the entire understanding of the Parties and there are no further or other agreements or understandings, written or oral, in effect between the Parties, relating to the subject matter hereof; *provided however, nothing herein shall affect any rights and obligations contained in a secrecy agreement signed between the parties if any.*

13.8. Notices. All notices and other written communications given by one Party to the other shall be sent by mail or facsimile confirmed by mail to the other Party's following address :

- FCI - 47 E. INDUSTRIAL PARK DR., MANCHESTER, NH 03109
- CTC 18881 VON KARMAN #1630, IRVINE, CA 92612

Each Party may change the address or facsimile number to which such communications are to be directed to them by giving written notice to the others in the manner provided in this Article.

13.9. Assignment: Each party shall not transfer in whole or in part its rights and obligations arising from this Agreement to any third party without the prior written consent of the other party which can be unreasonably withheld.

13.10 No third Party Beneficiary: All of the terms, conditions and provisions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Party hereto and their respective successors and permitted assigns.

ANNEX 1

Project Scope

Develop a complete set of conductor accessories for ACCC.
The program be phased as follows:

Step 1:Basic Splice and Deadend application

Combine CTC prototype technology with FCI legacy design technology for Splice and Deadend.

- Test for Mechanical Tension Strenght (glass/polymer)
- Test for Electrical/Temperature Stability at ACCC accelerated operating test temperatures.

Step 2: Vibration Control and Tests

Integration of CTC ACCC Self Dampening and Conductor Attribute Knowledge with FCI Vibration Control Designs

- Share Existing Vibration Test Data and Theory
- Test for Self Dampening Characteristics in FCI Lab
- Design and provide Stockbridge and Spacer Damper products with FCI Technology

Step 3: Embedded Monitoring:

Share FCI knowledge from WATS program with CTC prototype attribute monitoring.
Develop embedded monitoring devices and related data collection system
Develop business model for monitoring and line current maximization algorithms

Project Milestones

• Project Introduction	M
• Agree on Joint Development Agreement	M + 2
• Start development work	M + 2
• Agree on Test Criteria and Performance Standard	M + 6
Step 1 Splices and Deadends ready for Type Testing	M + 12
• Technical paper with step 1 Technology results	M + 14
• Step 2	

Qualification	M + 15
• Technical paper with step 2 Technology results	M + 18

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in the manner legally binding upon them by causing their authorized representatives to sign this Agreement.

Done and signed in two (2) originals, one for each Party.

On behalf of _______CTC

Name: C.WM. ARRINGTON
Title: PRES & COO
Date: NOV. 5, 2003

On behalf of FCI

Name: LEE HERRON, VP PROD. DEVELOPMENT
Title: NOV. 5, 2003
Date: